Exhibit 10.74


                                                                    June 9, 1999


                            {LETTERHEAD OF KEYBANK}


(Via Fax and Regular Mail)

Mary Lee Campbell-Wisley
President\CEO Wellcare of New York,Inc.
Corporate Headquarters
P.O. Box 4059
Kingston, New York 12402


Dear Mary Lee:

     This is to memorialize the terms agreed to between KeyBank National Association and KeyCorp Leasing Ltd. ("KeyBank"), Wellcare Management Group, Inc., Wellcare of New York, Inc. and Wellcare Development, Inc. (collectively, "Wellcare") and GHI HMO Select, Inc. ("GHI") to settle all of Wellcare's obligations to KeyBank:

     1. KeyBank will accept a lump-sum payment of $830,000.00 (the "Settlement Amount") in full satisfaction of all of the equipment leases itemized in our letter dated May 6, 1999, a copy of which is attached (the "Equipment Leases"), provided the Settlement Amount is received by KeyBank by wire transfer or setoff against funds on deposit at KeyBank, no later than 5:00 p.m. on June 11, 1999. $515,148.95 of the Settlement Amount shall be paid by Wellcare in full settlement of the amounts due under Equipment Leases 5849, 6025, 7375, 7654, 7962, 8408, 9255, 10510, 6391, 6614, 7754 and 10995 (the "Wellcare Leases");
$314,851.05 of the Settlement Amount shall be paid by GHI in full settlement of the amounts due under Equipment Leases 6935, 7193, 10855, 10877 and 11340 (the "GHI Leases").

     2. With respect to the mortgage loans from Key Bank to Wellcare, Key Bank will agree to exercise its rights only with respect to its collateral, and will release Wellcare from personal liability for these loans (in other words, the loans shall be treated as nonrecourse loans). Wellcare shall cooperate fully with KeyBank with regard to KeyBank's collateral, and, without limiting the generality of the foregoing, shall provide KeyBank with copies of any and all appraisals and environmental studies or reports in its possession regarding the mortgaged properties. Wellcare shall deliver deeds in lieu of foreclosure with respect to the mortgaged properties, if so requested by KeyBank.

     3. Upon receipt of the full Settlement Amount as provided for in P. "1", above, KeyBank shall provide a bill of sale with respect to the equipment covered by the Wellcare Leases to Wellcare and a bill of sale with respect to the equipment covered by the GHI Leases to GHI, without representation or warranty whatsoever and in the forms annexed hereto.

Mary Lee Campbell-Wisley
June 9, 1999
Page 2


     4. Upon receipt of the full Settlement Amount as provided for in P. "1", above, KeyBank shall discontinue any and all legal actions pending against Wellcare and shall take all actions needed to remove the restraints currently in place with respect to Wellcare's depository accounts maintained with KeyBank. In the event the Settlement Amount has not been received by KeyBank prior to June 9, 1999, Wellcare will consent to an extension of the aforesaid restraints, until such time as the Settlement Amount has been received by KeyBank.

     5. Upon receipt of the full Settlement Amount as provided for in P. "1", above, KeyBank and Wellcare shall exchange releases in the forms annexed hereto.

     6. Upon receipt of the full Settlement Amount as provided for in P. "1", above, GHI shall commence leasing from Wellcare the entire premises commonly known as 25 Barbarosa Lane, Ulster County, New York (the "GHI Property") at a rate of $12.00 per square foot (based on 15,342 square feet), on a triple net basis except that GHI shall not be required to pay the real estate taxes, for a term of 90 days, with a right of GHI to renew the lease for an additional 90 day term, with 60-day extensions thereafter, subject to termination by KeyBank or GHI on 60 days notice to the other. GHI shall not be required to remediate or repair any environmental conditions which existed on the subject property prior to the date of this Letter Agreement; provided, however, that KeyBank shall likewise have no such duty and shall not be liable to or required to indemnify GHI or Wellcare in connection with any environmental conditions existing on the subject property at any time. GHI's rental payments as set forth above shall be paid in monthly installments of $15,342, on or before the first day of each month (the pro-rated rent for June, 1999 shall be included with the payment due on July 1, 1999), and shall be paid directly by GHI to KeyBank, pursuant to KeyBank's rights as mortgagee and assignee of rents and leases with respect to the GHI Property. GHI shall obtain and at all times maintain a fire and hazard insurance policy with respect to the GHI Property in an amount not less than $1,000,000 naming KeyBank as loss payee and in a form reasonably satisfactory to KeyBank. GHI shall also maintain the premises in good repair (except for conditions existing prior to the date of this Letter Agreement). GHI shall immediately vacate the GHI Property in the event it fails to make a rental payment within 10 days after it is due. The parties understand and acknowledge that KeyBank's rights and interest in the GHI Property are that of a mortgagee only. Wellcare and GHI will cooperate fully with KeyBank in the event KeyBank elects to foreclose its mortgage or accept a deed in lieu of foreclosure with respect to the GHI Property, and such cooperation shall include, without limitation, if requested by KeyBank, an assignment of the lease described in this paragraph to KeyBank or its designee. Any foreclosure, sale or other transfer of the GHI Property shall be subject to GHI's rights as set forth in this paragraph, and shall not disturb GHI's occupancy hereunder. Wellcare, GHI and KeyBank shall act diligently, promptly and in good faith to enter into a more detailed written agreement or agreements governing GHI's lease of the GHI Premises, incorporating the terms set forth in this paragraph and such other usual and customary terms and conditions as are appropriate. GHI shall immediately vacate the GHI Property upon 60 days written notice from

Mary Lee Campbell-Wisley
June 9, 1999
Page 3


KeyBank in the event GHI fails to execute such an agreement or agreements within 90 days from the date of this Letter Agreement, provided KeyBank has attempted in good faith to enter into such an agreement(s).

     7. Upon receipt of the full Settlement Amount as provided for in P. "1", above, Wellcare shall continue to occupy the entire premises commonly known as Park West Building One, Hurley Avenue Extension, Ulster County, New York (the "Wellcare Property"), at a rate of $9.00 per square foot (based on 27,000 square feet), with Wellcare responsible for the payment of utilities, maintenance and repairs for a term of 90 days, with a month to month tenancy thereafter. Wellcare's obligation hereunder to maintain and repair the Wellcare Property shall not require Wellcare to remediate or repair any environmental conditions which existed on the subject property prior to the date of this Letter Agreement; provided, however, that KeyBank shall likewise have no such duty and shall not be liable to or required to indemnify Wellcare in connection with any environmental conditions existing on the subject property at any time. Wellcare's use and occupancy payments as set forth above shall be paid in monthly installments of $20,250, on or before the first day of each month (the rent for June, 1999 shall be included with the payment due on July 1, 1999), and shall be paid directly by Wellcare to KeyBank, pursuant to KeyBank's rights as mortgagee and assignee of rents and leases with respect to the Wellcare Property. Wellcare shall immediately vacate the Wellcare Property in the event it fails to make a rental payment within 10 days after it is due. The parties understand and acknowledge that KeyBank's rights and interest in the Wellcare Property are that of a mortgagee only. Wellcare will cooperate fully with KeyBank in the event KeyBank elects to foreclose its mortgage or accept a deed in lieu of foreclosure with respect to the Wellcare Property. Any foreclosure, sale or other transfer of the Wellcare Property shall be subject to Wellcare's rights as set forth in this paragraph, and shall not disturb Wellcare's occupancy hereunder. Wellcare and KeyBank shall act diligently, promptly and in good faith to enter into a more detailed written agreement or agreements governing Wellcare's use and occupancy of the Wellcare Premises, incorporating the terms set forth in this paragraph and such other usual and customary terms and conditions as are appropriate.

     8. The provisions of P. P. "1" through "5" are all conditioned upon the other, and the Settlement is expressly conditioned upon each of them occurring as set forth above. The provisions of P. P. "6" and "7" are conditioned upon the occurrence of each of the provisions P. "1", above.

     Please note that the foregoing shall not be deemed an agreement on Key Bank's part unless and until this letter is signed by each of the parties set forth below (facsimile signatures and signatures in counterparts are acceptable. Key Bank hereby reserves all of its rights, remedies and recourses pursuant to the leases, loan documents and agreements with Wellcare, and under state law, and shall not be deemed to have waived any such rights, remedies, or recourses, unless and until this letter agreement is signed by each of the undersigned and

Mary Lee Campbell-Wisley
June 9, 1999
Page 4

returned to Key Bank.

     By signing below, each party acknowledges that the foregoing contains all of the terms and conditions agreed to between the parties.

     Thank you for your attention to this matter.

                                                               Very truly yours,

                                                    KEYBANK NATIONAL ASSOCIATION


                                                    By:      /s/ Leslie A. Jones
                                                    ----------------------------
                                                                 Leslie A. Jones
                                                                  Vice President

cc:  Justin A. Heller, Esq.
     Seth I. Truwit, Esq.
     Sandip I. Patel, Esq.

   WELLCARE MANAGEMENT GROUP, INC.              WELLCARE OF NEW YORK, INC.


   By: /s/ Craig S. Dupont                      By: /s/ Mary Lee Campbell-Wisley
   ---------------------------                 ---------------------------------
           Craig S. Dupont                              Mary Lee Campbell-Wisley
   Its:    Acting President and CEO             Its:    President and CEO


   WELLCARE DEVELOPMENT, INC.                   GHI HMO SELECT, INC.


   By: /s/ Craig S. Dupont                      By:/s/ Donna Lynne
   ---------------------------                    ------------------------------
           Craig S. Dupont                             Donna Lynne
   Its:    Acting President and CEO               Its: Executive Vice President